Interactions Corporation
Consolidated Financial Statements
Year Ended December 31, 2024
Contents
Report of Independent Auditors    F-2
Consolidated Balance Sheet     F-4
Consolidated Statement of Operations     F-5
Consolidated Statement of Comprehensive Income      F-6
Consolidated Statement of Changes in Redeemable Preferred Stock, Non-Controlling Interest, and Stockholders’ Deficit     F-7
Consolidated Statement of Cash Flows     F-8
Notes to Consolidated Financial Statements     F-9

Report of Independent Auditors
To the Shareholders of Interactions Corporation
Opinion
We have audited the consolidated financial statements of Interactions Corporation (the Company), which comprise the consolidated balance sheet as of December 31, 2024, and the related consolidated statements of operations, comprehensive income, changes in redeemable preferred stock, non-controlling interest and stockholders’ deficit, and cash flows for the year ended December 31, 2024, and the related notes (collectively referred to as the “financial statements”).
In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2024, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.
Basis for Opinion
We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Responsibilities of Management for the Financial Statements
Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.
In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, which raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

A member firm of Ernst & Young Global Limited

Auditor’s Responsibilities for the Audit of the Financial Statements
Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free of material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.
In performing an audit in accordance with GAAS, we:
•Exercise professional judgment and maintain professional skepticism throughout the audit.
•Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
•Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
•Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
•Conclude whether, in our judgment, there are conditions or events considered in the aggregate, which raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.
We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.
/s/Ernst & Young LLP

November 14, 2025

A member firm of Ernst & Young Global Limited

Interactions Corporation
Consolidated Balance Sheet
(In thousands, except share and per share amounts)

December 31 2024
Assets
Current assets:
Cash and cash equivalents	$7,176
Accounts receivable, net (including accounts receivable from related party of $428 at December 31, 2024)	9,636
Unbilled receivable (including receivables from related party of $5,137 at December 31, 2024)	5,720
Deferred contract costs	3,928
Prepaid expense and other current assets	1,174
Total current assets	27,634
Property, equipment, and improvements, net	16,616
Operating lease right-of-use assets	1,215
Deferred contract cost, noncurrent	7,061
Intangible assets, net	307
Goodwill	85,719
Other assets, noncurrent (including receivables from related party of $5,864 at December 31, 2024)	6,105
Total assets	$144,657
Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable (including amounts due to related party of $42 at December 31, 2024)	$3,516
Accrued expenses	5,321
Current portion of operating lease liabilities	511
Deferred revenue	1,911
Total current liabilities	11,259
Deferred revenue, noncurrent	5,273
Long-term debt	40,391
Long-term operating lease liabilities	898
Deferred tax liabilities	4,931
Other liabilities, noncurrent	2,153
Total liabilities	64,905
Commitments and contingencies (Note 12)
Redeemable preferred stock $0.0001 par value; 300,715,923 shares authorized, 271,882,549 shares issued and outstanding; Aggregate liquidation preference of $479,400 as of December 31, 2024	389,120
Non-controlling interest	77,948
Stockholders’ deficit:
Common stock, $0.0001 par value, 115,000,000 share authorized, and 5,341,096 shares issued and outstanding as of December 31, 2024	1
Additional paid-in capital	—
Accumulated other comprehensive loss	(3)
Accumulated deficit	(387,314)
Total stockholders’ deficit	(387,317)
Total liabilities, redeemable preferred stock and stockholders’ deficit	$144,657

The accompanying notes are an integral part of these consolidated financial statements

Interactions Corporation
Consolidated Statement of Operations
(In thousands)

Year Ended December 31, 2024
Revenues (including related party sales of $9,866 for the year ended December 31, 2024)	$82,058

Costs and expenses, excluding depreciation and amortization:
Cost of revenue (including related party purchases of $878 for the year ended December 31, 2024)	29,280
Research and development	5,387
General and administrative	18,968
Sales and marketing	14,241
Depreciation and amortization	3,198
Total costs and expenses	71,074

Income from operations	10,984
Other income (loss)	(293)
Interest expense, net	(6,165)
Income before income taxes	4,526
Income tax benefit	634
Net income	$5,160
Less: Net income attributable to non-controlling interest	1,023
Net income attributable to Interactions Corporation	$4,137

The accompanying notes are an integral part of these consolidated financial statements

Interactions Corporation
Consolidated Statement of Comprehensive Income
(In thousands)

	Year Ended December 31, 2024
Net income including noncontrolling interest	$	5,160
(Gain) loss on translation of foreign subsidiary		(5)
Comprehensive income		5,155
Less: Attributable to non-controlling interest		1,023
Total comprehensive income	$	4,132

The accompanying notes are an integral part of these consolidated financial statements

Interactions Corporation
Consolidated Statement of Changes in Redeemable Preferred Stock, Non-Controlling Interest, and Stockholders’ Deficit
(in thousands, except share amounts and par value)

	Redeemable Preferred Stock		Non-Controlling Interest		Common Stock
	Shares	Amount	Preferred Units in LLC Subsidiary	Amount	Shares	Par Value	Additional Paid In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Stockholders’ Deficit
Balance, December 31, 2023	271,882,549	$379,475	15,152,630	$76,925	5,340,159	532	$—	$(382,283)	$2	$(382,281)
Stock-based compensation expense	—	—	—	—	—	—	617	—	—	617
Stock option exercise	—	—	—	—	937	—	1	—	—	1
Accretion of preferred stock to redemption value (dividends)	—	9,645	—	—	—	—	(618)	(9,027)	—	(9,645)
Net income	—	—	—	1,023	—	—	—	4,138	—	4,138
Other comprehensive loss	—	—	—	—	—	—	—	(142)	(5)	(147)
Balance, December 31, 2024	271,882,549	$389,120	15,152,630	$77,948	5,341,096	532	$—	$(387,314)	$(3)	$(387,317)

The accompanying notes are an integral part of these consolidated financial statements

Interactions Corporation
Consolidated Statement of Cash Flows
(in thousands)

Year Ended December 31, 2024
Cash flows from operating activities
Net income	$5,160
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization of property and equipment	3,143
Amortization of intangible assets	55
Revaluation of warrant liability	93
Stock-based compensation expense	617
Allowance for doubtful accounts	153
Non-cash interest expense	640
Deferred tax provision	(793)
Changes in operating assets and liabilities
Accounts receivable, net	3,878
Unbilled receivable	(2,892)
Deferred contract costs	2,712
Prepaid expenses and other	1,312
Other assets	(4,114)
Accounts payable	380
Accrued expenses	(1,742)
Deferred revenue	(1,552)
Other liabilities	742
Net cash provided by operating activities	7,792
Cash flows from investing activities
Purchases of property and equipment	(339)
Capitalized internal-use software	(3,612)
Net cash used in investing activities	(3,951)
Cash flows from financing activities
Payment on capital leases	(753)
Proceeds from issuance of common stock	1
Net cash used in financing activities	(752)

Effect of exchange rate changes on translation	(3)

Net increase in cash and cash equivalents	3,086
Cash, and cash equivalents, beginning of period	4,090
Cash, and cash equivalents, end of period	$7,176

Supplemental cash flow information:
Cash paid for interest	$6,147
Cash paid for income taxes	$109
Supplemental disclosures of non-cash investing activities:
Accretion of preferred stock to redemption value	$9,645
Property and equipment purchased not yet paid	$8
The accompanying notes are an integral part of these consolidated financial statements

Interactions Corporation
Notes to Consolidated Financial Statements
December 31, 2024

1. Nature of Business and Organization
Description of Business
In December 2014, Interactions Corporation (“the Company”), which was originally incorporated in March 2005 in the State of Delaware, executed a corporate reorganization (the “Reorganization”), forming a holding company and merging the business into Interactions LLC (the “LLC”), a controlled subsidiary. Following the Reorganization, the Company became a holding corporation whose sole material asset is the controlling equity interest in the LLC, which became the operating entity. In July 2019, the Company established Interactions Virtual Assistant India LLP (“IVAI LLP”), which is a subsidiary of and operated by the LLC. As the managing member of the LLC, the Company operates and controls all of the business and affairs of the LLC.
The Company is a leading provider of conversational Virtual Assistance applications. The Company’s applications enable companies to automate and manage their customer interactions and overall customer care, while decreasing their costs, through a combination of an advanced automation platform, advanced speech recognition technology, human assisted understanding and workflow management. The Company’s Virtual Assistant applications significantly improve self-service for customer-care. The Company provides customers with an unobstructed path to easily accomplish their goals allowing businesses to realize the full economic benefits of self-service. The result is a significantly improved customer experience, an increase in customer loyalty and significant reduction in overall costs.
2. Summary of Significant Accounting Policies
Basis of Presentation
The consolidated financial statements including the accounts of the Company and its wholly owned subsidiaries, have been prepared in conformity with accounting principles generally accepted in the United States of America ("U.S. GAAP"). All intercompany balances and transactions have been eliminated in consolidation.
Consolidation
The accompanying consolidated financial statements include the accounts of the Company, the LLC, and its wholly owned subsidiary in India (IVAI LLP).
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make significant estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant estimates and assumptions by management affect the Company’s revenue recognition for application set up fees, certain accrued expenses, income taxes and related valuation allowances, Company’s common stock options and preferred stock warrants and

Company’s useful lives of intangible assets and property and equipment and valuation of intangible assets and goodwill. These estimates are based on information available as of the date of the consolidated financial statements. On a regular basis, management evaluates these estimates and assumptions. Actual results may differ from these estimates and such difference could be material to consolidated financial statements.
Cash and Cash Equivalents
The Company considers all highly liquid investments with an original maturity date, when purchased, of three months or less to be cash equivalents. Cash equivalents at December 31, 2024 are comprised of money market funds that are readily convertible into cash. The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. There were no restrictions on cash as of December 31, 2024. Refer to Note 6 for discussion on the minimum amount of cash and cash equivalents required to be maintained as part of the Term Loan debt agreement.
Accounts Receivable
The Company carries its accounts receivable at invoiced amounts less an allowance for doubtful accounts and estimated sales discounts, if necessary. On a periodic basis, the Company evaluates its accounts receivable for collectability and, if necessary, establishes an allowance for doubtful accounts based on probable credit losses and current credit conditions. The Company does not require collateral or accrue interest on accounts receivable. The Company established an allowance for doubtful account at December 31, 2024 of $0.2 million.
Property, Equipment and Improvements, net
Property, equipment and improvements, net is stated at cost less accumulated depreciation and amortization. Major improvements that extend the life, capacity or efficiency are capitalized, while maintenance and repairs are expensed as incurred.
Depreciation and amortization are calculated using the straight-line method over the estimated useful lives of the assets, as follows:

Estimated Useful Life
Computers and related equipment	3 – 5 years
Capitalized internal-use software	3 years
Furniture and fixtures	7 years
Leasehold improvements	Shorter of the estimated useful life or the life of the original lease term

Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to income. Repairs and maintenance costs are expensed as incurred.
The Company evaluates its property and equipment assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of the asset or asset group is evaluated based on the undiscounted future cash flows the assets are expected to generate, and the Company recognizes an impairment loss when estimated undiscounted future cash flows expected to result from the use of the assets plus net proceeds expected from disposition of the assets, if any, are less than the carrying value of the assets. If an asset or asset group is deemed to be impaired, the amount of the impairment loss, if any, represents the excess of the asset or asset group’s carrying value compared to its estimated fair value.
Capitalized Internal-Use Software Costs
The Company capitalizes certain costs incurred during the application development stage in connection with software development. Costs related to the preliminary project stage and post-implementation stage are expensed as incurred. The Company also capitalizes costs related to specific upgrades and enhancements when it is probable the expenditure will result in additional functionality. Maintenance and training costs are expensed as incurred. Capitalized internal-use software costs are included in property and equipment, net in the Company's consolidated balance sheets and are amortized on a straight-line basis over its estimated useful life into cost of revenue within the consolidated statements of operations. The Company capitalized internal-use software costs of $3.6 million for the fiscal year ended December 31, 2024. Amortization expense of capitalized internal-use software for the fiscal year ended December 31, 2024 was $1.8 million.
Intangible Assets
Intangible assets mainly consist of customer relationships, acquired technology and trade name/trademark resulting from the Company's acquisitions. Acquired intangible assets are stated at fair value at the acquisition date and are amortized on a straight-line basis over their estimated useful lives, unless a method that better reflects the pattern in which the economic benefits of the intangible asset are consumed or otherwise used up can be reliably determined.
The Company provides for depreciation and amortization using the straight-line method over the following useful lives:

Estimated Useful Life
Customer Relationships	12 years
Acquired Technology	3.4 years
Trade Name/Trademark	4.3 years

The Company reviews intangible assets subject to amortization to determine if any adverse conditions exist, or a change in circumstances has occurred that would indicate impairment or a change in the remaining useful life. If the carrying value of an asset or asset group exceeds its undiscounted cash flows, the Company will write-down the carrying value of the intangible asset to its fair value in the period identified. In assessing fair value, the Company makes assumptions regarding estimated future cash flows and discount rates. If these estimates or related assumptions change in the future, we may be required to record impairment charges. The Company generally calculates fair value as the present value of estimated future cash flows to be generated by the asset or asset group using a risk-adjusted discount rate. If the estimate of an intangible asset’s remaining useful life is changed, the Company will amortize the remaining carrying value of the intangible asset prospectively over the revised remaining useful life. The Company conducts its impairment assessment during the fourth quarter of each year. The Company did not recognize any impairment of indefinite-lived intangible assets in the period presented in the consolidated financial statements.

Goodwill
As the Company operates as one segment, the Company has considered whether that segment contains multiple reporting units. The Company has concluded that there is a single reporting unit as the Company does not have segment managers and discrete financial information below consolidated results is not reviewed on a regular basis. Based on this conclusion, goodwill was tested for impairment at the enterprise level. The Company performs an annual goodwill impairment test in the fourth quarter of each year unless interim indicators of impairment exist. The Company has the option to first assess the qualitative factors to determine whether it is more likely than not that the fair value of its sole reporting unit is less than its carrying amount. This qualitative analysis is used as a basis for determining whether it is necessary to perform a quantitative assessment. If the Company determines that it is more likely than not that its fair value is less than its carrying amount, then a quantitative analysis will be performed. If the reporting unit’s carrying value exceeds its fair value, the Company would record an impairment loss to the extent that the carrying value of the reporting unit exceeds its fair value. There was no impairment of goodwill during the year presented.
Income Taxes
The Company provides for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities at the date of the financial statements based on differences between the financial statement and tax bases of assets and liabilities using enacted tax rates. A valuation allowance against deferred tax assets is recorded if, based on the weight of the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.
Non-Controlling Interest
The Non-Controlling Interest represents a related party’s equity interest in the LLC which was issued in connection with a business combination in December 2014. The initial carrying value of the Non-Controlling Interest was based on the fair value of the Series G-2 Preferred Stock in Interactions Corporation and Series G-1 Preferred Units in the LLC received by the related party in exchange for the speech language technology assets purchased by the Company in December 2014. Conversion rights allow the holder of the Series G-1 Preferred Units in the LLC to convert those units into Series G-1 Preferred Stock in Interactions Corporation which has certain liquidation and redemption preferences. Conversion rights are effective at the option of the holder at any time or automatically upon certain liquidity events. Net income of approximately $1.0 million was allocated to the Non-Controlling Interest in the year ended December 31, 2024.
Liquidity
At December 31, 2024, the Company had an accumulated deficit of $387.3 million and in the year then ended, the Company generated net income of $5.2 million which includes $3.2 million of depreciation and amortization. The Company generated $7.8 million from operating activities and used $4.0 million and $0.8 million of cash flows from its investing and financing activities, respectively. At December 31, 2024, the Company held $7.2 million in cash and cash equivalents. The Company expects that cash and cash equivalents at December 31, 2024, along with forecasted cash flows from operations, will be sufficient to fund current operating plans and capital expenditure requirements for at least twelve months from the date of issuance of the financial statements. As discussed in Note 6, the Company also has certain financial and non-financial covenants associated with their outstanding debt and the Company’s ongoing compliance with these covenants is important to future liquidity. The Company expects to be in compliance with all debt covenants for at least twelve months from the date of issuance of the financial statements.

Concentrations of Credit Risk and Off-Balance Sheet Risk
Financial instruments that potentially subject the Company to credit risk primarily consist of cash and cash equivalents and accounts receivable. The Company maintains its cash and cash equivalents with high-quality financial institutions and such funds at times may exceed federally insured limits. The Company has not experienced any losses in such accounts. In 2024, two customers accounting for more than 10% of overall revenue representing 29% of total revenue, were as follows:

December 31, 2024
Customer A	17%
Customer B	12%
In 2024, four customers accounting for more than 10% of total account receivables, were as follows:

December 31, 2024
Customer A	14%
Customer B	12%
Customer C	11%
Customer D	11%
The Company provides credit in the normal course of business and performs ongoing evaluations of its customers’ financial condition.
Revenue Recognition
The Company derives revenue primarily from application enabled services wherein the customer uses Company hosted software and direct support services to automate and manage their customer interactions. The Company’s revenue generating arrangements contain various contractual promises consisting of a term-based service contract and set-up and implementation services.
The Company accounts for revenue recognition in accordance with FASB ASC Topic 606, Revenue from Contracts with Customers (ASC 606). In accordance with ASC 606, the Company recognizes revenue to depict the transfer of promised goods and services to customers in an amount that reflects the consideration to which we expect to be entitled in exchange for those goods using a five-step model. The most critical judgments and estimates we make in the implementation of this model relate to identifying the performance obligations in the contract and allocation the transaction price to the performance obligations. The transaction price is the amount of consideration to which an entity expects to be entitled in exchange for transferring promised goods or services to a customer. In determining the transaction price related to a contract, the Company also determines whether the amount promised in a contract includes a variable amount (variable consideration). The Company allocates the transaction price of the arrangement based on the relative estimated standalone selling price ("SSP") of each distinct performance obligation.
In determining SSP, the Company maximizes observable inputs and considers a number of data points, including: the pricing of standalone sales (in the instances where available); the pricing established by management when setting prices for deliverables that are intended to be sold on a standalone basis; contractually stated prices for deliverables that are intended to be sold on a standalone basis; and other pricing factors, such as expected discounts based on the customer size and type. The Company only includes estimated amounts of variable consideration in the transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is resolved. The Company reduces transaction prices for estimated discounts and other allowances that represent variable consideration under ASC 606. Other forms of contingent revenue or variable consideration are infrequent.
Revenue is recognized when control of these products and services is transferred to our customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services. Hosted virtual assistant application revenues recognized monthly as usage occurs approximated $58.7 million in revenues in the year ended December 31, 2024. Professional services including amortization of deferred set up fees approximated $8.7 million in revenues in the year ended December 31, 2024. License revenue, which is recognized at a point in time, approximated $7.9 million in the year ended December 31, 2024. Other revenues generally recognized over time approximated $6.8 million in revenues in the year ended December 31, 2024.
Hosted Virtual Assistant Applications
The Company derives its revenue from the provision of application enabled services wherein the customer uses Company hosted software and direct support services to automate and manage their customer interactions. The application is provided on a usage basis as consumed along with an upfront implementation fee. Fees for the implementation services are based on fixed fee or time and material arrangements negotiated with the customers. Fees payable to the Company for the ongoing use of the application (i.e. call handling services) are usage based and the term for ongoing usage is generally month to month.
The Company has concluded that these application enabled services arrangements qualify as Software as a Service arrangements versus being treated as a transfer of a license of intellectual property as the customer cannot take possession of the software contractually and the application is not transferrable to arrangements with other service providers. Furthermore the Company concluded that the implementation services and ongoing use of the hosted application are not distinct performance obligations as the implementation services are highly customized for each customer and only sold by the Company, the customer cannot use the application until the implementation services are complete and the implementation services do not provide benefit to the customer without the ongoing use of the hosted application service provided by the Company which is not a readily available resource.
The nonrefundable upfront implementation fees are determined to provide the customer a material right during the period of use of the hosted application service and get recognized over the expected period of benefit, which is typically the estimated application life. The Company recognizes revenue for providing services delivered through the application as services over time. The revenue recognized in providing application-enabled services to the customer is recognized based on actual usage as each distinct day of service is completed. The Company does not consider set-up fees nor other upfront fees paid by our customers to be a significant financing component and consistent with industry practice.
Professional services which are incurred after the application implementation process is complete are evaluated as to whether they enhance the functionality or extend the economic life of the application they relate to. Professional services incurred are recorded as deferred revenue and added to unamortized implementation services and amortized over the remaining expected useful life of the application. Other professional services are recognized as performed.
On-Premise Software Arrangements
The Company has certain arrangements to provide on premise software licenses of Interaction’s technology. The license revenue is recognized at the point in time when the software is made available to the customer and control is transferred. In connection with the license arrangements, the Company offers professional services towards the customization and development of the software. Revenue from distinct professional services, including training, is recognized over time based on the labor hours incurred to date.
Social Media Software and Support
The Company provides customers social media monitoring software and support services. The contract terms are one year or less. The license revenue is recognized at the point in time when the software is made available to the customer and control is transferred. Social Media platform customers receive professional services from a social media team that provides social media and software support from a business analyst. Revenue for the services is recognized over time based on the labor hours incurred to date.
Contract Acquisition Costs
The Company capitalizes certain contract acquisition costs. The capitalized costs relate to paid commissions and other direct, incremental costs to acquire customer contracts. Sales commissions paid on renewal support are not commensurate with sales commissions paid on the initial contract. Contract acquisition costs are deferred and amortized on a straight-line basis over the period of benefit, which typically approximates 5 years. The period of benefit was determined based on customer contract term, expected contract renewals, as well as application useful life. Contract acquisition costs are classified as current or noncurrent assets based on when the expense will be recognized. The Company had $0.4 million of current contract acquisition costs and $0.4 million of noncurrent contract acquisition costs, as of December 31, 2024, which are classified within deferred contract costs on the consolidated balance sheet. The Company had amortization expense of $0.6 million related to contract acquisition costs for the year ended December 31, 2024. Commission expense is included in the sales and marketing expense on the consolidated statements of operations. There was no impairment related to commission costs capitalized.
Contract Fulfillment Costs
Consistent with prior periods, the Company capitalizes incremental costs incurred to fulfill our contracts that (1) relate directly to the contract, (2) are expected to generate resources that will be used to satisfy our performance obligation under the contract, and (3) are expected to be recovered through revenue generated under the contract. These costs are incurred to satisfy our stand-ready obligation to provide access to our connected offerings. The contract costs are expensed to costs of revenue as we satisfy our stand-ready obligation over the expected period of benefit, which is the longer of the contract life or expected life of the customer application.
All advance payments and costs of implementation services reported in the accompanying balance sheets as deferred revenue and deferred contract costs, respectively, are deferred until the setup is complete and the application hosting service commences.
At the outset of an agreement and on a quarterly basis, the Company performs an assessment to ensure the recoverability of net margin costs on an application by application basis.
Factors to be considered when performing this ongoing quarterly assessment includes (1) the terms of the contractual arrangement with the customer (2) the amount of nonrefundable deferred revenue, if any, recorded in connection with the transaction and (3) the estimated future call revenues associated with this customer application. Capitalized costs that are less than or equal to an amount of deferred revenue recorded for professional services “set-up” fees are generally considered recoverable through the future recognition of the deferred professional service set-up fee revenue.
When capitalized costs exceed deferred revenue a more detailed recoverability analysis is performed. In order to conclude these capitalized costs can be recovered, the Company considers the following additional factors:

a)Whether a legally enforceable contractual arrangement exists and whether management would have the ability and intent to enforce collection of any deferred costs; and
b)Whether objective evidence exists supporting the premise that net revenue less related direct costs of future revenues will exceed the amount of net costs then capitalized based on the terms of the contractual arrangement and life of the customer application. Future operating margins may consider revenue and related costs in excess of contractual minimums if those revenue and costs are probable of occurring, reliably estimable and are objectively supportable; and
c)The actual call volumes and revenue received to date for call processing transaction fees, and whether actual revenue experience supports future estimated revenue assumptions and thus continue to support the recoverability of deferred costs.
In instances where there are concerns as to the recoverability of capitalized net deferred costs, the Company’s policy is to expense these costs as incurred and write-down net deferred contract costs within the period the concern as to recoverability first became known. In instances where there are contractual terminations, the Company recognizes any deferred application revenue and writes off any deferred contract costs in the period the termination occurred. The Company recognized deferred application revenue of $0.2 million for the year ended December 31, 2024, to revenue upon contract terminations. The Company recognized deferred contract costs of $0.6 million for the year ended December 31, 2024, to cost of services provided, upon contract terminations or issues related to recoverability of previously capitalized deferred contract costs.
Deferred Revenue
Deferred revenue, which is a contract liability, consists primarily of payments received and accounts receivable recorded in advance of revenue recognition under the Company’s contracts with customers and is recognized as the revenue recognition criteria are met. Deferred revenue balance was $7.2 million and $8.5 million as of December 31, 2024 and 2023, respectively, and were recorded on the consolidated balance sheet.
During 2024, the Company recognized revenue of $4.1 million that was included in the deferred revenue balance at the beginning of the year.
Unbilled Receivables
Unbilled receivables, which includes contract assets, primarily represent revenues recognized for performance obligations that have been satisfied but for which amounts have not been billed. Unbilled receivable totaled $5.7 million and $2.8 million as of December 31, 2024 and 2023, respectively, and were recorded on the consolidated balance sheet.

Remaining Performance Obligations
As of December 31, 2024, the aggregate amount of the transaction price allocated to remaining performance obligations of the contracts with the customers is $7.0 million. The Company expects to recognize 25.0% of the remaining performance obligations as revenue within one year, and 75.0% between two to five years. This amount does not include contracts to which the customer is not committed, contracts for which the Company recognizes revenue equal to the amount the Company has the right to invoice for services performed, or future sales-based or usage-based royalty payments in exchange for access to the Company’s hosted services. This amount is subject to change due to future revaluations of variable consideration, terminations, other contract modifications or currency adjustments. The estimated timing of the recognition of remaining unsatisfied performance obligations is subject to change and is affected by changes to scope, changes in timing of delivery of products and services, or contract modifications.

Stock-Based Compensation
The Company utilizes the Black-Scholes option-pricing model to determine the weighted-average fair value of options and recognizes stock-based compensation expense on a straight-line basis over the requisite service period of the award. Total stock-based compensation expense in the year ended December 31, 2024 was $0.6 million.
Research and Development
Research and development costs are expensed as incurred. Research and development costs consist primarily of employee compensation related costs associated with new product development and enhancements to existing software products.
Advertising
The Company charges the costs of advertising to operating expenses as incurred. Advertising expenses were $1.8 million for the year ended December 31, 2024.
Restructuring costs
During 2024, the Company announced a cost efficiency plan, including a reduction in force which impacted approximately 49 employees, or 19% of the workforce. The Company recorded $0.7 million in expense for severance provided to terminated employees for the year ended December 31, 2024. Amounts expensed in this year which had not been paid as of period end were $0.2 million. The Company expects to pay the severance accrued as of December 31, 2024 in the first quarter of 2025 and does not expect to incur any further material charges related to this workforce reduction. The charges consisted primarily of one-time employee severance and benefit costs and are recorded within the consolidated statement of operations.
Accounts Receivable Securitization
The Company has an accounts receivable facility with a financial institution to sell accounts receivable under a non-recourse agreement. These transactions are treated as a transfer and are accounted for as a reduction in accounts receivable because the agreements transfer effective control over and risk related to the receivables to the buyers. Thus, cash proceeds from these arrangements are reflected as operating activities, including the change of accounts receivable in our statement of cash flows each period. The Company does not service any accounts after the transfer has occurred. The Company does not have any servicing assets or liabilities.
To the extent the Company has ongoing service obligations related to the invoices which were transferred, the proceeds received when those invoices are sold to the financial institution are recorded as borrowings on the Company’s balance sheet and treated like a financing activity for cash flow purposes until such services are completed or payment is received at the financing institution by the customer. The aggregate gross amount transferred under these facilities was $7.0 million for the year ended December 31, 2024. The Company’s loss on these transactions, the cost of transferring such accounts receivable, is reflected in the accompanying consolidated statements of operations as an operating expense. The cost of transferring such accounts receivable for the year ended December 31, 2024 was $0.1 million. At December 31, 2024, there were no outstanding receivables accounted for as financings.

Recently Issued Accounting Pronouncements Not Yet Adopted
In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. For entities other than public business entities, the new guidance requires qualitative disclosure of specific categories of reconciling items and individual jurisdictions that result in a significant difference between the statutory tax rate and the effective tax rate, as well as additional information on income taxes paid. The guidance is effective for the Company on January 1, 2026. Early adoption is permitted for annual financial statements that have not yet been issued or made available for issuance. The Company is currently evaluating the impact of this standard on its consolidated financial statements.
In November 2024, the FASB issued ASU No. 2024-03, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Topic 220): Disaggregation of Income Statement Expenses, which requires disclosure of additional information about specific expense categories underlying certain income statement expense line items. Additionally, in January 2025, the FASB issued ASU 2025-01 to clarify the effective date of ASU 2024-03. This standard is effective for annual periods beginning after December 15, 2026, and requires either prospective or retrospective application. The Company is currently evaluating the impact of this standard on its consolidated financial statements.
In July 2025, the FASB issued ASU No. 2025-05, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets. This amendment introduces a practical expedient for the application of the current expected credit loss (“CECL”) model to current accounts receivable and contract assets. The amendment is effective for annual and interim reporting periods beginning after December 15, 2025, on a prospective basis, with early adoption permitted. The Company is currently evaluating the impact of this standard on its consolidated financial statements.
In September 2025, the Financial Accounting Standards Board issued Accounting Standards Update No. 2025-06. The standard modernizes the accounting for internal-use software costs by increasing the operability of the recognition guidance considering different methods of software development. ASU 2025-06, which can be applied prospectively, retrospectively, or with a modified transition approach, is effective for annual reporting beginning after December 15, 2027, and interim reporting periods within those annual reporting periods. Early adoption is permitted. The Company is currently evaluating the impact that the adoption of this standard will have on its consolidated financial statements and disclosures.
3. Fair Value of Financial Assets and Liabilities
Financial instruments primarily consist of cash equivalents, accounts receivable, accounts payable, warrants (Note 8) and debt (Note 6). At December 31, 2024, the carrying amounts of the Company’s cash equivalents, accounts receivable and accounts payable approximate fair value due to the short-term nature of these instruments. The Company’s notes payable carry a variable rate of interest based on current market rates which is established at the time borrowings are made and a fixed margin which the Company believes is consistent with what it could obtain in the current debt markets. As of December 31, 2024, the carrying amounts of these instruments approximate their fair values. The estimated fair values have been determined from information obtained from market sources and management estimates.
The Company discloses the level of subjectivity used in measuring assets and liabilities at fair value under a hierarchical framework as follows:

•Level 1: Quoted prices in active markets for identical assets as of the reporting date.
•Level 2: Pricing inputs other than quoted prices in active markets which are either directly or indirectly observable as of the reporting date. These include quoted prices for similar assets or liabilities in active markets, and quoted prices for identical or similar assets or liabilities in markets that are not active.
•Level 3: Unobservable inputs that reflect the Company’s assumptions about the assumptions that market participants would use in pricing the asset or liability. Unobservable inputs shall be used to measure fair value to the extent that observable inputs are not available.
The following table summarizes the assets and liabilities measured at fair value on a recurring basis at December 31, 2024 (in thousands):

	Fair Value Measurements at December 31, 2024
	Total	Level 1	Level 2	Level 3
Liabilities
Preferred stock warrants	$951	$—	$—	$951
Common stock warrants	192	—	—	192
Total	$1,143	$—	$—	$1,143
The changes in the fair value are summarized below (in thousands):

	Total	Preferred stock warrants	Common stock warrants
Balance as of December 31, 2023	$1,050	$1,009	$41
Change in fair value	93	(58)	151
Balance as of December 31, 2024	$1,143	$951	$192

The Company’s financial liabilities consisting of the warrants to purchase preferred and common stock are valued based on Level 3 inputs (see assumptions at Note 8).
The unrealized gains from the change in fair value of the Level 3 financial liabilities of $0.1 million for the year ended December 31, 2024 was recorded as a component of other income (expense) in the consolidated statements of operations.
4. Intangible Assets and Goodwill
On December 15, 2014, the Company acquired speech language technology (“SLT”) from a related party. The aggregate consideration for the acquisition was $95.4 million. The acquisition of the speech language technology was accounted for as a business combination under ASC 805, Business Combinations. Accordingly, the financial results of the acquired business have been included in the Company’s consolidated financial statements since the date of acquisition. As part of the purchase price allocation, the Company determined that separately identifiable intangible assets were customer relationships and existing technology. The Company amortizes these intangible assets over their estimated useful lives using a method that is based on estimated future cash flows when reliably determinable, which best approximates the pattern in which the economic benefits of the assets will be received, or where we have concluded that the cash flows were not reliably determinable, on a straight-line basis. The majority of the Company’s intangible assets arose from this business combination, and the 2017 acquisition of Digital Roots. The following table presents the details of intangible assets at December 31, 2024 (in thousands):

	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Weighted Average Remaining Life (Years)
Existing Technology	$46,674	$(46,674)	$—	—
Customer Relationships	658	(452)	206	3.75
Trade Name/ Trademark	61	(61)	—	—
Non-Compete Agreement	56	(56)	—	—
Interactions Domain	101	—	101	indefinite
IP Address	107	(107)	—	—
Total	$47,657	$(47,350)	$307
Amortization expense for the year ended December 31, 2024 was $0.1 million.
As of December 31, 2024, the estimated future amortization expense related to current intangible assets in each of the five succeeding fiscal years is expected to be as follows (in thousands):

Year Ended	Amount
2025	$55
2026	54
2027	43
2028	43
2029	11
Total	$206

Goodwill represents the excess of the purchase price over the net identifiable tangible and intangible assets acquired. There have been no changes to the goodwill balance for the period presented. Accumulated impairment for goodwill is $0 at December 31, 2024.

5. Property, Equipment and Improvements
Property, equipment and improvements, consist of the following at December 31, 2024 (in thousands):

December 31, 2024
Computer equipment	$11,636
Furniture and equipment	535
Leasehold improvements	1,601
Software development	22,490
Construction in process	222
36,484
Less: Accumulated depreciation and amortization	(19,868)
$16,616

Depreciation and amortization expense for the year ended December 31, 2024 was $3.1 million. Amortization related to capital leases for the year ended December 31, 2024 was immaterial.
6. Debt
In June of 2022, the Company entered into a new refinancing agreement to secure a $40.0 million Term Loan (“the Term Loan”) with a maturity of June 2027. Attached to the loan were 189,408 detachable warrants to purchase common stock. Additionally, the loan can be increased in disbursements of $2.0 million increments based on achieving trailing twelve-month revenue of $100.0 million to increase the Term Loan up to a maximum of $50.0 million. The Term Loan has a variable rate of interest (SOFR plus 9.26%) and requires interest-only payments through June 2025. Prepayment is permitted and may include a prepayment fee ranging from 0% - 3% of the principal amount being repaid, depending on when the prepayment is made.
In October of 2024, the Company and the creditor agreed to a modification of the Term Loan, which extended the interest-only payments through June 2026 (“the Amended Term Loan”). The maturity was extended to June 2028. The final payment was increased by $0.2 million to $1.6 million in addition to required principal payments. The final payment is treated as a debt discount and accreted to the debt balance over the term.
The Company’s outstanding borrowings as of December 31, 2024 are as follows (in thousands):

December 31, 2024
Term loan payable at a rate of SOFR plus 9.26%	$40,000
Term loan final payment	894
Less: Unamortized debt discount	(52)
Less: Unamortized debt issuance costs	(451)
Long-term debt	$40,391
The Term Loan and Amended Term Loan contain financial and non-financial covenants. The financial covenants require a minimum liquidity level ($2.0 million of cash and cash equivalents) as well as minimum revenue and EBITDA levels which are measured on a quarterly basis. The Company was in compliance with all covenants associated with the Term Loan at December 31, 2024 and the date these financial statements were issued.
Future minimum principal payment of the Term Loan (excluding balloon payment of $1.6 million payable at the end of the term) for the years ending December 31, 2024 are as follows (in thousands):

Year Ended	Long-Term Debt
2025	$—
2026	10,000
2027	20,000
2028	10,000
Total payments	$40,000

7. Non-Controlling Interest
In December 2014, as consideration for the acquisition of speech language technology (Note 4) the Company issued 15,152,630 shares of Series G-2 Preferred Stock and 15,152,630 shares of Interactions LLC G-1 Units. The G-2 Preferred Stock provides voting rights only and do not provide the holder any economic interests. Combined, the G-2 Preferred Stock and the G-1 Units are exchangeable for Series G-1 Preferred Stock of the Company at any time at the election of the holder and mandatorily in the event of certain transactions such as change in control or initial public offerings. At December 31, 2024, there were 15,152,630 shares of G-1 Preferred Stock authorized, none of which were outstanding. Rights and preferences of the G-1 and G-2 Preferred Stock are summarized in Note 8. From and after the date of a potential future issuance of Series G-1 Preferred Stock, dividends shall accrue on shares of Series G-1 Preferred Stock at a rate per annum of $0.39597 as if the Series G-1 Preferred Stock was issued on December 15, 2014. In the year ended December 31, 2024, the Company allocated net income to the non-controlling interest in the amounts of $1.0 million, as the valuation results of the Company’s preferred and common stock indicated the estimated value the holders of the non-controlling interest would receive in a theoretical exit were less than its carrying value.
8. Redeemable Preferred Stock and Stockholders’ Deficit
Common Stock
At December 31, 2024, the Company has authorized 115,000,000 shares of Common Stock with a par value of $0.0001 per share, of which 82,454,578 are reserved for issuance in connection with the conversion of Series A-1 Redeemable Convertible Preferred Stock (“Series A-1 Preferred Stock”), Series A-2 Redeemable Convertible Preferred Stock (“Series A-2 Preferred Stock”), Series B Redeemable Convertible Preferred Stock (“Series B Preferred Stock”), Series C Redeemable Convertible Preferred Stock (“Series C Preferred Stock”), Series D Redeemable Convertible Preferred Stock (“Series D Preferred Stock”), Series E Redeemable Convertible Preferred Stock (“Series E Preferred Stock”), Series F Redeemable Convertible Preferred Stock (“Series F Preferred Stock”), Series G Redeemable Convertible Preferred Stock (“Series G Preferred Stock”), Series G-1 Redeemable Convertible Preferred Stock (“Series G-1 Preferred Stock”), Series G-3 Redeemable Convertible Preferred Stock (“Series G-3 Preferred Stock”) (collectively referred to as “Preferred Stock”) and 18,556,430 shares are reserved for issuance upon the exercise of stock options under the Company’s 2023 Equity Incentive Plan. At December 31, 2024, 5,341,096 shares of Common Stock were issued and outstanding, respectively.

Preferred Stock
Since inception, the Company has been funded through several private placements of preferred stock. As amended, the Company’s Articles authorize the issuance of 300,715,923 shares of Preferred Stock with a par value of $0.0001 per share.
The table below summarizes the authorized, issued and outstanding Preferred Stock as of December 31, 2024 (in thousands):

December 31, 2024
Non-Controlling Interest- Redeemable LLC Preferred Stock:
Held by Non-Controlling Interest	$77,948

Redeemable Corporation Preferred Stock (liquidation preference in millions)
Series G-3 redeemable convertible preferred stock (10,826,821 shares authorized 9,940,114 issued and outstanding; liquidation preference of $161.2 at December 31, 2024)	165,158
Series G-2 redeemable convertible preferred stock (15,152,630 shares authorized, issued and outstanding)	2
Series G-1 redeemable convertible preferred stock (15,152,630 shares authorized, 0 issued and outstanding; liquidation preference of $100 at December 31, 2024)	—
Series G redeemable convertible preferred stock (6,170,984 shares authorized, 6,061,885 issued and outstanding; liquidation preference of $105.6 at December 31, 2024)	107,954
Series F redeemable convertible preferred stock (7,865,260 shares authorized, 7,865,260 issued and outstanding; liquidation preference of $25.5 at December 31, 2024)	26,436
Series E redeemable convertible preferred stock (19,871,248 shares authorized, 19,871,248 issued and outstanding; liquidation preference of $20.9 at December 31, 2024)	21,641
Series D redeemable convertible preferred stock (191,201,672 shares authorized, 187,069,507 issued and outstanding; liquidation preference of $18.9 at December 31, 2024)	19,550
Series C redeemable convertible preferred stock (21,650,000 shares authorized, 15,053,511 issued and outstanding; liquidation preference of $19.9 at December 31, 2024)	20,567
Series B redeemable convertible preferred stock (5,300,000 shares authorized, 5,181,342 issued and outstanding; liquidation preference of $7.8 at December 31, 2024)	8,030
Series A-2 redeemable convertible preferred stock (1,724,678 shares authorized, 1,724,678 issued and outstanding; liquidation preference of $5.1 at December 31, 2024)	5,082
Series A-1 redeemable convertible preferred stock (5,800,000 shares authorized, 3,962,374 issued and outstanding; liquidation preference of $14.5 at December 31, 2024)	14,700
Total Redeemable Preferred Stock	$389,120
The holders of Preferred Stock have the following rights and preferences:

Conversion
Each share of Preferred Stock is convertible, at the holder’s option, into shares of Common Stock as determined by the preferred applicable conversion rate set forth in the Articles. As adjusted for stock splits, the conversion rate for all Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock is ten shares of Preferred Stock for one share of Common Stock, subject to anti-dilution provisions. The conversion rate for Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock, Series G-1 Preferred stock, and Series G-3 Preferred Stock is one share of Preferred Stock for one share of Common Stock, subject to anti-dilution provisions.
Mandatory conversion of Preferred Stock (excluding Series G-2 Preferred Stock) will occur when the Company yields aggregate proceeds of at least $75.0 million, net of underwriting discounts and commissions, from a qualified public offering or if the holders of a majority of the Preferred Stock (excluding Series G-2 Preferred Stock), voting together as a single class on an as-converted basis, elect to convert in connection with a public offering. Mandatory conversion of Preferred Stock (excluding Series G Preferred Stock, Series G-1 Preferred Stock, Series G-2 Preferred Stock and Series G-3 Preferred Stock) will occur if the holders of a majority of the Preferred Stock (excluding Series G-2 Preferred Stock), voting together as a single class, elect to convert. Mandatory conversion of Series G Preferred Stock will occur if the holders of a majority of the Series G Preferred Stock elect to convert. Mandatory conversion of Series G-1 Preferred Stock will occur if the holders of a majority of the Series G-1 Preferred Stock and Series G-2 Preferred Stock, voting together as a single class on an as converted basis, elect to convert. Mandatory conversion of Series G-3 Preferred Stock will occur if the holders of a majority of the Preferred Stock (excluding Series G-2 Preferred Stock), voting together as a single class on an as-converted basis, the holders of at least two-thirds of Series G Preferred Stock, and the holders of a majority of Series G-3 Preferred Stock, each elect to convert.
In the event of a mandatory conversion in connection with the Company’s initial public offering “IPO” in which the initial price per share of the Common Stock, as set forth on the cover of the final IPO prospectus, is less than the qualified IPO factor (1.75x) times the Series G-3 Redeemable Preferred Stock original issue price the holder of Series G through Series G-3 shall receive additional shares of Common Stock equal to the difference between the IPO Factor times Series G-3 Redeemable Preferred Stock less initial price per share.
Dividends
From and after the date of the initial issuance of Series B Preferred Stock (January 31, 2008), dividends shall accrue on shares of Series A-1 Preferred Stock and Series B Preferred Stock at a rate per annum of $0.04632 per share. From and after the date of the initial issuance of Series C Preferred Stock (September 10, 2008), dividends shall accrue on shares of Series C Preferred Stock at a rate per annum of $0.0416 per share. From and after the date of the initial issuance of Series D Preferred Stock (April 1, 2010), dividends shall accrue on shares of Series D Preferred Stock at a rate per annum of $0.00337 per share. From and after the date of the initial issuance of Series E Preferred Stock (July 15, 2011), dividends shall accrue on shares of Series E Preferred Stock at a rate per annum of $0.03613. From and after the date of the initial issuance of Series F Preferred Stock (August 21, 2012), dividends shall accrue on shares of Series F Preferred Stock at a rate per annum of $0.11575. From and after the date of the initial issuance of Series G Preferred Stock (May 10, 2013), dividends shall accrue on shares of Series G Preferred Stock at a rate per annum of $0.39597. From and after the date of the initial issuance of Series G-3 Preferred Stock (March 31, 2015), dividends shall accrue on shares of Series G-3 Preferred Stock at a rate per annum of $0.39597.

From and after the date of a potential future issuance of Series G-1 Preferred Stock, dividends shall accrue on shares of Series G-1 Preferred Stock at a rate per annum of $0.39597 as if the Series G-1 Preferred Stock was issued on December 15, 2014.
The holders of Series A-2 Preferred Stock, Series G-2 Preferred Stock are not entitled to any dividends.
The Accruing Dividends, as defined above, shall accrue from day to day, whether or not declared, and shall be cumulative. In the event dividends are paid on any share of Common Stock, the Company shall pay an additional dividend on all outstanding shares of Series A-1 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock and Series G-3 Preferred Stock in a per share amount equal (on an as-if-converted to Common Stock basis) to the amount paid for each share of Common Stock.
The table below summarizes the Company’s accrued and undeclared dividends on outstanding Preferred Stock as of December 31, 2024 (in thousands):

December 31, 2024
Series G-3 redeemable convertible preferred stock	$33,958
Series G-2 redeemable convertible preferred stock	—
Series G redeemable convertible preferred stock	27,943
Series F redeemable convertible preferred stock	11,322
Series E redeemable convertible preferred stock	9,677
Series D redeemable convertible preferred stock	9,054
Series C redeemable convertible preferred stock	10,128
Series B redeemable convertible preferred stock	4,030
Series A-2 redeemable convertible preferred stock	—
Series A-1 redeemable convertible preferred stock	3,024
Total dividends accrued	$109,136

From and after the date of the initial future issuance of Series G-1 Preferred Stock (upon conversion of the Series G-1 Units in Interactions LLC), dividends shall accrue on shares of Series G-1 Preferred Stock at a rate per annum of $0.39597 as if the Series G-1 Preferred Stock was issued on December 15, 2014. At December 31, 2024, the unaccrued and undeclared dividends on the Series G-1 Preferred Stock were $60 million.
Liquidation Preference
In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of Series G-3 Preferred Stock have a liquidating preference over all stockholders. The holder of Series G-2 Preferred Stock and Series G-1 units in the LLC, through conversion to the authorized, but unissued, Series G-1 Preferred Stock and Series G Preferred Stock have a liquidating preference over all stockholders except Series G-3 preferred stockholders. Series F Preferred Stock, Series E Preferred Stock and the holders of Series D Preferred Stock have a liquidating preference over the holders of Series C Preferred Stock, Series B Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, and Common Stock.

The holders of Series G-3 Preferred Stock are entitled to receive an amount equal to two times the Series G-3 Original Issue price of $6.59951407 per share plus Accruing Dividends, as defined in the Agreement, at the rate of $0.39597 per share plus any other declared but unpaid dividends.
The holders of Series G Preferred Stock are entitled to receive an amount equal to two times the Series G Original Issue price of $6.59951407 per share plus Accruing Dividends, as defined in the Agreement, at the rate of $0.39597 per share plus any other declared but unpaid dividends.
The holders of Series G-1 Preferred Stock are entitled to receive an amount equal to two times the Series G-1 Original Issue price of $6.59951407 per share plus Accruing Dividends, as defined in the Agreement, at the rate of $0.39597 per share plus any other declared but unpaid dividends. In no event shall the aggregate amount paid be greater than $100 million plus accrued dividends.
The holders of Series F Preferred Stock are entitled to receive an amount equal to the Series F Original Issue price of $1.92915275 per share up to their liquidation preference plus Accruing Dividends, as defined in the Agreement, at the rate of $0.11575 per share plus any other declared but unpaid dividends.
The holders of Series E Preferred Stock are entitled to receive an amount equal to the Series E Original Issue Price of $0.60209914 per share up to their liquidation preference plus
Accruing Dividends, as defined in the Agreement, at the rate of $0.03613 per share plus any other declared but unpaid dividends.
The holders of Series D Preferred Stock are entitled to receive an amount equal to the Series D Original Issue Price of $0.0561085 per share up to their liquidation preference plus Accruing Dividends, as defined in the Agreement, at the rate of $0.00337 per share plus any other declared but unpaid dividends.
The holders of Series C Preferred Stock have a liquidating preference over the holders of Series B Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock (collectively, the “Junior Stockholders”), and Common Stock. The holders of Series C Preferred Stock are entitled to receive an amount equal to the Series C Original Issue Price of $0.69347657 per share up to their liquidation preference plus Accruing Dividends, as defined in the Agreement, at the rate of $0.0416 per share plus any other declared but unpaid dividends.
The Junior Stockholders have a preference in liquidation over the holders of Common Stock. The holders of Series A-1 Preferred Stock are entitled to receive an amount equal to $2.94667 per share up to their liquidation preference plus Accruing Dividends, as defined in the Articles, at the rate of $0.04632 per share plus any other declared but unpaid dividends. The holders of Series A-2 Preferred Stock are entitled to receive an amount equal to $2.94667 per share up to their liquidation preference. The holders of Series B Preferred Stock are entitled to receive an amount equal to the Series B Original Issue Price of $0.7720 per share up to their liquidation preference plus Accruing Dividends, as defined in the Articles, at the rate of $0.04632 per share plus any other declared but unpaid dividends.
If upon occurrence of such event, the assets and funds thus distributed among the holders of Preferred Stock shall be insufficient to permit payment to such holders, the funds available will be distributed ratably among the holders of Preferred Stock in proportion to the number of shares of stock held by such holder and the applicable liquidation preference. The remaining assets, if any, shall be distributed ratably to the holders of the Common Stock.

Redemption
Pursuant to a vote of the majority of the holders of Preferred Stock, the Company may be required to redeem all of the outstanding shares of Preferred Stock in three equal installments commencing in June 2026 out of legally available funds subject to Delaware law and restrictions from the Company’s borrowing agreements on redemption of shares. The holders of Series A-1 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock, Series G-1 Preferred Stock, and Series G-3 Preferred Stock shall be redeemed at a price equal to $2.94667, $0.7720, $0.69347657, $0.0561085, $0.60209914, $1.9215275, $13.19902814, $13.19902814, and $13.19902814 per share, respectively, plus any Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid. The holders of Series A-2 Preferred Stock shall be redeemed at a price equal to $2.94667 per share. The Holders of Series G-2 Preferred Stock shall not have any redemption rights.
Voting
Each holder of Preferred Stock, except Series G-2 Preferred Stockholders, is entitled to the number of votes equal to the number of shares of Common Stock into which such holder’s shares are convertible. The holders of Series G-2 Preferred Stock are entitled to the number of votes equal to the number of Common Stock into which the shares of Series G-1 Preferred Stock shares are convertible. The holders of the Preferred Stock and Common Stock will vote together as a single class. In addition, if a group of certain stockholders, as defined in the Agreement, hold at least 20% of the aggregate number of shares of Preferred Stock, the Company is not authorized to perform certain activities without the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Preferred Stock.
Outstanding Warrants
Warrants to Purchase Preferred and Common Stock
The Company has issued warrants to purchase Preferred and Common Stock in conjunction with the Company’s debt and equity financing arrangements. The Company’s warrants to purchase Preferred and Common stock provide for net share settlement under which the maximum number of shares that could be issued represents the total amount of shares under the warrant agreements. These warrants are classified as other long-term liabilities and are marked to market each quarter based on changes in the warrants’ fair value calculating using the Black-Scholes model with changes reported in other income (expense). As a result of changes in the fair value of warrants to purchase redeemable preferred and common stock, the Company recognized other expense and income of $0.1 million for the year ended December 31, 2024. During 2023, the Company entered into an agreement with a channel partner in which the partner is entitled to earn up to 5,531,543 warrants for Common Stock upon achieving certain performance obligations such as revenue milestones. As of December 31, 2024, the channel partner did not achieve such milestones nor was it probable that such milestones would be achieved in the future and, therefore, the Company did not record any expense related to this agreement.
As of December 31, 2024, warrants to purchase the following classes of stock were outstanding:

				Valuation Assumptions at December 31, 2024
Warrants to Purchase Stock by Class	Shares	Fair Value	Exercise Price	Risk-Free Interest Rates	Expected Dividend Yield	Remaining Contractual Term in Years	Expected Volatility	Fair Value (‘000)

Series G-3 (1)	681,517	$6.82	$6.60	4.27%	0.00%	0.25	62.50%	$665
Series G-3 (1)	68,645	$6.82	$6.60	4.27%	0.00%	1.08	62.50%	133
Series G-3 (1)	68,358	$6.82	$6.60	4.27%	0.00%	1.46	62.50%	153
Common (2)	189,408	$1.02	$0.01	4.27%	0.00%	7.49	62.50%	192
(1) Issued in connection with series G-3 and various extensions								$1,143
(2) Issued in connection with the Company's Term Loan (see Note 6)

9. Stock-Based Compensation
In June 2023, the Company terminated the 2013 Equity Incentive Plan and approved the 2023 Equity Incentive Plan (the “Plan”). Such termination did not affect outstanding awards issued under the 2013 Plan and such awards remain subject to the terms of the 2013 Plan. Under terms of the Plan, incentive stock options ("ISO") may be granted to officers and employees and nonqualified stock options ("NSOs") and awards may be granted to directors, consultants, officers and employees of the Company. The exercise price of the ISOs and NSOs cannot be less than the fair value of the Company's Common Stock on the grant date. The options vest over a period determined by the Board of Directors, generally four years, and expire not more than ten years from the date of grant. During the current year, there were 1,075,500 stock options that expired at the end of their ten-year term. The Company granted new awards whereby the expired stock options were replaced with the newly granted stock options at current fair market value as well as a contingent cash bonus to cover the fair market value difference between the expired and new awards. Stock option activity under the Plan during the year ended December 31, 2024 is as follows:

	Shares	Weighted-Average Exercise Price	Weighted- Average Contractual Life (In Yrs)	Aggregate Intrinsic Value
Outstanding at December 31, 2023	12,060,372	$0.58	6.14	$—
Granted	978,312	0.58
Forfeited	(1,034,375)	0.58
Exercised	(934)	0.58		—
Expired	(1,075,500)	0.58
Outstanding at December 31, 2024	10,927,875	$0.58	5.87	$—
Options vested and exercisable at December 31, 2024	9,617,567	$0.58	5.58	$—
The weighted average grant date fair value of options granted to employees during 2024 was $0.24 per share.

As of December 31, 2024, there was approximately $0.4 million of total unrecognized compensation expense related to unvested employee share-based compensation arrangements, which is expected to be recognized over a weighted-average period of 1.05 years.
The following table provides the assumptions used in determining the fair value of share-based awards for the year ended December 31:

December 31, 2024
Risk-free interest rate	4.27%
Expected dividend yield	-%
Expected volatility	62.5%
Expected term in years	5.00
Given the absence of an active market for the Company’s Common Stock, the Board of Directors, the members of which the Company believes had extensive business, finance, and venture capital experience, estimated the fair value of the Company’s Common Stock at the time of each option grant. The Board of Directors considered numerous objective and subjective factors in determining the value of the Company’s Common Stock at each option grant date, including the following factors: (i) prices for the Company’s Preferred Stock, which the Company had sold to outside investors in arm’s-length transactions, and the rights, preferences, and privileges of the Company’s Preferred Stock and Common Stock; (ii) valuations performed by an independent valuation specialist; (iii) the Company’s stage of development and revenue growth; (iv) the fact that the option grants involved illiquid securities in a private company; and (v) the likelihood of achieving a liquidity event for the shares of Common Stock underlying the options, such as an initial public offering or sale of the Company, given prevailing market conditions.
The Company based its expected volatility on the volatilities of certain publicly-traded peer companies. Management believes that the historical volatility of the Company’s stock price does not best represent the expected volatility of the stock price. The Company is a privately-held company and therefore lacks company-specific historical and implied volatility information. The Company intends to continue to consistently use the same group of publicly-traded peer companies to determine volatility in the future until such a time that sufficient information regarding the volatility of the Company’s share price becomes available or that the selected companies are no longer useful for this purpose.
The Company has not declared or paid any cash dividends on its Common Stock and does not expect to do so in the foreseeable future. Accordingly, the Company utilizes an expected dividend yield of zero.
The risk-free interest rate used for each grant is equal to the U.S. Treasury yield curve in effect at the time of grant for instruments with a similar expected life. The expected life was determined based on considerations related to the vesting period and contractual term of the options, and projected periods in which the options would be exercised. Accounting for stock-based compensation also requires that the Company recognize compensation expense for only the portion of options that are expected to vest. Therefore, the Company has estimated expected forfeitures of stock options. In developing a forfeiture rate estimate, the Company considered its historical experience. If the actual number of forfeitures differs from those estimated by management, additional adjustments to compensation expense may be required in future periods.
10. Income Taxes

The Company accounts for income taxes in accordance with ASC 740, Income Taxes. Under ASC 740, deferred tax assets or liabilities are computed based on the differences between the financial statement and income tax bases of assets and liabilities using the enacted tax rates.
The Company generated $4.5 million of consolidated income before tax by jurisdiction for the year ended December 31, 2024, comprised of the following (in thousands):

December 31, 2024
Domestic	$4,257
Foreign	269
Total	$4,526

The Company recorded a benefit for income taxes of $0.6 million for the year ended December 31, 2024, comprised of the following (in thousands):

December 31, 2024
Current:
Federal	$—
Foreign	(77)
State	(82)
Total current benefit (provision)	$(159)

Deferred:
Federal	$784
Foreign	—
State	9
Total deferred benefit (provision)	$793
Total benefit	$634

For the year ended December 31, 2024 the reconciliation between the effective tax rate on income from continuing operations and the U.S. domestic federal statutory tax rates is as follows (in thousands):

December 31, 2024
Income tax expenses at federal statutory rate	$950
Stock based compensation	180
Permanent book/tax differences	71
LLC basis difference	(1,166)
Other Deferred Adjustments	293
Rate change	(349)
Change in Valuation Allowance	(715)
State income tax	82
Foreign rate differential	20
Income tax expense (benefit)	$(634)

The Company’s deferred income tax liabilities consisted of the following components as of December 31, 2024 (in thousands):

December 31, 2024
Net operating loss and other carryforwards	$40,700
Tax credits	555
Outside basis difference in Interactions LLC	(16,600)
Valuation allowance	(29,586)
Deferred tax liability	$(4,931)

At December 31, 2024, the Company had federal net operating loss carry forwards of approximately $144.2 million, and state net operating loss carryforwards of $85.0 million. Federal benefits from net operating loss carryforwards begin to expire in 2024. Of the Company’s total federal net operating loss, approximately $32.1 million has an indefinite carryforward period. The Company had state credit carryforwards of $0.6 million that begin to expire in 2028. The Internal Revenue Code contains provisions that limit the net operating loss and credit carryforwards available to be used in any given year in the event of certain circumstances, including significant changes in ownership interests that have occurred or may occur in the future. The Company has not performed an analysis to determine if its net operating loss or tax credits are subject to any limitations due to ownership changes or a detailed research credit analysis to document its federal research credits. Until a study is completed and any limitation known, no amounts are being presented as an uncertain tax position for federal net operating losses or credit carryforwards. A valuation allowance has been provided against the Company’s net operating losses with expiration dates and research and development credits, and if an adjustment is required, adjustments to these assets would be offset by an adjustment to the valuation allowance. Thus, there would be no impact to the consolidated balance sheets or statements of operations if an adjustment were required.
Realization of the net deferred income tax assets is dependent on generating sufficient taxable income prior to the expiration of the net operating loss carry forwards. The Company recorded a decrease in the valuation allowance of $0.6 million. The cumulative valuation allowance at December 31, 2024 relates to the net deferred income tax asset that, in the opinion of management, may not be realized.
The deferred tax liability related to the outside basis difference in the LLC originated from the acquisition of speech language technology which was contributed by the non-controlling interest holder at its historical tax basis while the underlying assets were recorded at fair value for book purposes. The outside basis difference changes based on differences in taxable and book income for the LLC. The book and tax basis in those assets may also change upon the occurrence of certain events, including but not limited to the conversion of the LLC member units held by the non-controlling interest into preferred shares of the Company.
Changes in gross unrecognized tax benefits during the periods presented were as follows (in thousands):

December 31, 2024
Balance at the beginning of the year	$860
Increases related to current year tax positions	—
Decreases related to current year positions	—
Lapse of statutory of limitations	—
Balance at the end of the year	$860

Of the total unrecognized tax benefits, approximately $0.7 million, if recognized, would impact the effective tax rate. Conversely about $0.1 million of the unrecognized tax benefits, if recognized, would not affect the effective tax rate as it would be offset by the reversal of related deferred tax assets, which are fully reserved through a valuation allowance. As of December 31, 2024, the Company has accrued $0.2 million of interest and penalties related to unrecognized tax benefits. The Company does not anticipate any significant change in the Company’s unrealized tax positions within the next 12 months.
The Company files tax returns as prescribed by the tax laws of the jurisdictions in which it operates. The significant jurisdictions include the United States and in various states. In the normal course of business, the Company is subject to examination by federal and state jurisdictions, where applicable. The Internal Revenue Service (“IRS”) conducted a federal income tax audit for the tax year ended 2014. The audit was completed in 2016, and did not have any findings, or financial statement impact. The statute of limitations for years prior to 2016 has closed, however net operating losses and credits since tax year 2007 are subject to examinations. The Company's policy is to record interest and penalties related to income taxes as part of the tax provision. There were no interest and penalties pertaining to uncertain tax positions in 2024.

11. Leases
Operating Leases
The Company is committed under non-cancelable, long-term operating leases for certain of its facilities and equipment. In 2024, the Company’s rent expense charged to operations amounted to approximately $0.5 million. Rent expense related to agreements which have escalating payment terms is straight-lined for accounting purposes.

Minimum annual rental payments, including renewable option periods required by these operating leases, but excluding free-rent periods, are approximately as follows (in thousands):

Years ending December 31:
2025	$673
2026	576
2027	342
2028	112
2029 and thereafter	—
Total rent payments	1,703
Less: imputed interest	(294)
Total	$1,409

The following table presents total operating leases at December 31, 2024:

Current portion of operating lease liabilities	$511
Other long-term liabilities	898
Total Operating Leases	$1,409
The following table presents other information related to leases (in thousands):

Supplemental disclosure of cash flow information
Cash payments included in operating cash flows from lease arrangements	$704

Additional lease information

Weighted average remaining lease term	2.7 years
Weighted average discount rate	13.7%

12. Contingencies
From time to time, the Company may be involved in legal actions arising in the ordinary course of business. Each of these matters is subject to various uncertainties, and it is possible that some of these matters may be resolved unfavorably. The Company establishes accruals for losses that management deems to be probable and subject to reasonable estimates. As of December 31, 2024, no such accruals were required.

Guarantees and Indemnification Obligations
The Company enters into standard indemnification agreements in the ordinary course of business. Pursuant to these agreements, the Company indemnifies and agrees to reimburse the indemnified party for losses and costs incurred by the indemnified party, generally the Company’s customers, in connection with any third-party claims, including third-party claims that the Company’s products or services infringe any patent, copyright, trade secret, or other intellectual property or personal right of a third party. The term of these indemnification agreements is generally perpetual after execution of the agreement. The maximum potential amount of future payments the Company could be required to make under certain of these indemnification agreements is unlimited. Based on historical experience and information known as of December 31, 2024, the Company has not accrued any liabilities for the above guarantees and indemnities.
In certain circumstances, the Company warrants that its services will be performed in all material respects in accordance with its standard service conditions. To date, the Company has not incurred significant expense under its warranties and, as a result, the Company believes the estimated fair value of these agreements is immaterial.
13. Retirement Plan
The Company sponsors a 401(k) retirement plan (the “Retirement Plan”) covering all employees upon completion of certain eligibility requirements. Employer-matching and other contributions to the Retirement Plan are discretionary. The Company contributed $0.8 million to the Retirement Plan for the year ended December 31, 2024.
14. Related Parties
As described in Note 4, in 2012, the Company entered into the SLT License Agreement, where the licensor was granted 3,200,000 shares of Series F Preferred Stock. In 2014, the Company through a Business Combination acquired the previously licensed SLT from the same party in exchange for the Non-Controlling Interest issued, see Note 2. The Company recognized revenue of $9.9 million in 2024 from this related party. The Company purchased goods and services from the same related party of $0.9 million in 2024. The Company had receivables from the same related party of $11.4 million at December 31, 2024.
15. Subsequent Events
In accordance with ASC 855, Subsequent Events, the Company evaluated subsequent events through November 14, 2025, the date these consolidated financial statements were available to be issued.
On September 3, 2025, SoundHound AI, Inc. (“SoundHound”) completed its acquisition of the Company pursuant to the merger agreement by and among SoundHound, Inc., Iris Merger Sub, Inc., Interactions Corporation, and Shareholder Representative Services LLC and the SoundHound. As a result of the acquisition, all shares, options and warrants are cancelled in exchange for no consideration, except Series G-1 and G-3 preferred stock. The Term Loan was fully paid off as part of purchase consideration. All non-controlling interest is cancelled after closing of acquisition.